West8 Tower
10205 Westheimer Road
Houston, Texas 77042 www.dresser-rand.com

For Immediate Release

Dresser-Rand Reports First Quarter Net Income of $34.5 Million, up 26.8% from First Quarter 2008

•	EPS of $0.42, increased 31.3% from first quarter 2008
•	Net sales of $508.9 million, up 39.9% from first quarter 2008
•	Operating income of $64.2 million, up 36.9% from first quarter 2008

Results Summary ($ in millions, except per-share data):

	First Quarter
	2009	2008
Total revenues	$508.9	$363.8
Operating income	$64.2	$46.9
Includes plan settlement charge / curtailment (income)	$1.3	$(7.2)
Income before income taxes	$52.9	$41.7
Net income	$34.5	$27.2
Basic and diluted EPS	$0.42	$0.32
Shares used to compute EPS (000)	81,607	85,659
Total bookings	$355.8	$575.7
Total backlog	$2,087.6	$2,122.3

Houston, TX, April [29], 2009 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $34.5 million, or $0.42 per diluted share, for the first quarter 2009, an increase of 26.8% and 31.3%, respectively, compared with the first quarter 2008.  First quarter 2008 results included a credit in connection with a curtailment amendment of $7.2 million ($4.7 million after tax or $0.06 per diluted share).

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, “We are off to an outstanding start for the year. Our strong first quarter operating results were the result of a combination of successful efforts to increase sales and control costs and expenses.  On a year-over-year basis, first quarter revenues increased 40% and operating income, adjusted for an unusual pension settlement charge, improved 65% compared with first quarter 2008 operating income, adjusted for an unusual curtailment amendment.”

“We are also pleased with the aftermarket bookings of $246 million, which is approximately 4% above the first quarter 2008 level.  As we previously indicated, we expect continued steady bookings in this segment, which, by nature, generates the majority of the Company’s operating income. This is an inherent strength of the Dresser-Rand business model.”

“In the new unit segment, as expected, the bookings were low principally, we believe, due to clients’ delays in order placement. Because we expect the activity to pick up over the latter part of the year, we presently maintain previous guidance of bookings between $700 million and $1,100 million for the segment. Should the slowdown last longer than expected we have contingency plans already in place, which will allow us to flex our manufacturing structure as necessary, without the need for major restructuring or impact on the present guidance for full year operating income of between $320 million and $360 million.”

“Additionally, we are using the slowdown in New Unit activity to reinforce a variety of operational excellence initiatives and accelerate some of our product development activity. Indeed, we consider this lull, in many ways, an opportunity.”

Revenues for the first quarter 2009 of $508.9 million increased $145.1 million compared with $363.8 million for the first quarter 2008.  Total operating income for the first quarter 2009 was $64.2 million, including a settlement charge of $1.3 million.  This compares with operating income of $46.9 million for the first quarter 2008, which included curtailment amendment income of $7.2 million.

As a percentage of revenues, operating income for the first quarter 2009 was 12.6% compared with 12.9% for the corresponding period in 2008.  Adjusting for unusual items, operating income margin for the first quarter 2009 was 12.9% (adjusted to exclude the pension settlement charge) compared with 10.9% for the corresponding period in 2008 (adjusted to exclude the curtailment amendment).  The improvement was principally due to favorable operating leverage from higher sales volume and good control over costs and expenses.  This is despite the impact of a significant shift in sales mix as lower margin new unit sales increased to 54.7% of total sales compared with 41.1% for the first quarter of 2008.

Net income per diluted common share for the first quarter 2009 was $0.42.  This compares with net income per diluted common share for the first quarter 2008 of $0.32, which included the curtailment amendment income (increased earnings per share by $0.06).

Bookings of $355.8 million for the first quarter 2009 were $219.9 million lower than the $575.7 million for first quarter 2008. The $2,087.6 million backlog at the end of March 2009 was 1.6% lower than the $2,122.3 million backlog at the end of March 2008.

New Units Segment

New unit revenues of $278.4 million for the first quarter 2009 were $128.9 million higher than the $149.5 million for first quarter 2008, an increase of 86.2%.

New unit operating income of $25.2 million for the first quarter 2009 compares with operating income of $9.2 million for the first quarter 2008.  This segment’s operating margin of 9.1% compares with 6.2% for the first quarter 2008.  These increases were principally due to higher sales and favorable operating leverage.

New unit bookings of $109.4 million for the first quarter 2009 were 67.7% lower than the bookings of $339.0 million for the corresponding period in 2008.

The $1,663.4 million backlog at March 31, 2009, was 6.5% lower than the $1,779.6 million backlog at March 31, 2008.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues of $230.5 million for the first quarter 2009 compare with $214.3 million for the first quarter 2008, an increase of 7.6%.

Aftermarket operating income of $58.9 million for the first quarter 2009 compares with $50.0 million for the first quarter 2008.  This segment’s operating margin of approximately 25.6% compares with 23.3% for the first quarter 2008.  These increases were principally due to higher sales and favorable operating leverage.

Aftermarket bookings of $246.4 million for the first quarter 2009 were 4.1% higher than bookings of $236.7 million for the corresponding period in 2008.

The $424.2 million backlog at March 31, 2009, was 23.8% above the $342.7 million backlog at March 31, 2008.

Liquidity and Capital Resources

As of March 31, 2009, cash and cash equivalents totaled $160.0 million and borrowing availability under the $500 million revolving credit portion of the Company’s senior credit facility was $235.1 million because $264.9 million was used for outstanding letters of credit.

In the first quarter 2009, cash provided by operating activities was $23.4 million compared with $53.8 million for the corresponding period in 2008.  The decrease of $30.4 million was principally from changes in working capital and pension contributions of $27.8 million made in the first quarter of 2009.  In the first quarter 2009, capital expenditures totaled $7.0 million.  As of March 31, 2009, net debt (net of cash and cash equivalents) was approximately $210.2 million compared with $223.2 million, at December 31, 2008.

Labor Relations

The Company believes labor relations are good at all of its facilities.  Despite the temporary downturn in new unit bookings, the Company reiterates its belief that given its flexible manufacturing model, no major restructuring will be required.  As previously disclosed, no agreement has been reached with the bargaining unit at the Company’s Painted Post facility.  While the Company continues to negotiate in good faith, it came to the Company’s attention earlier today that a representative of IUE-CWA local 313 at Painted Post contacted several securities analysts in a communication containing misrepresentations  regarding the present situation at Painted Post as well as other  facilities.  The Company reiterates its productive relationship with its workforce in general, and it appreciates the hard work and dedication of its employees.

Outlook

Consistent with previous guidance, the Company expects 2009 operating income to be in the range of $320 million to $360 million, with both segment margins consistent with those achieved in 2008.  The Company expects its full year 2009 interest expense to be in the range of $28 million to $32 million and its effective tax rate to be approximately 35%.

The Company expects second quarter 2009 operating income to be in the range of 25% to 27% of the total year.

Conference Call

The Company will discuss its first quarter 2009 results at its conference call on Thursday, April 30, 2009.  A web cast presentation will be accessible live at 10:00 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com.  Participants may also join the conference call by dialing (877) 857-6173 in the U.S. and (719) 325-4814 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the web cast will be available from 1:00 p.m. Eastern Time on April 30, 2009, through 11:59 p.m. Eastern Time on May 7, 2009.  You may access the web cast replay at www.dresser-rand.com.  A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S.  The replay pass code is 1489327.

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 33 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words “anticipates”, “believes”, “expects,” “intends”, and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others.  These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dresser-rand.comwww.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

Dresser-Rand Group Inc.
Consolidated Statement of Income

	Three months ended March 31,
	2009	2008
	(Unaudited; $ in millions, except per share amounts)

Net sales of products	$410.9	$287.1
Net sales of services	98.0	76.7
Total revenues	508.9	363.8
Cost of products sold	304.3	206.2
Cost of services sold	67.5	51.9
Total cost of sales	371.8	258.1
Gross profit	137.1	105.7
Selling and administrative expenses	67.6	63.9
Research and development expenses	4.0	2.1
Plan settlement / curtailment amendment	1.3	(7.2)
Income from operations	64.2	46.9
Interest expense, net	(7.0)	(7.0)
Other (expense) income, net	(4.3)	1.8
Income before income taxes	52.9	41.7
Provision for income taxes	18.4	14.5
Net income	$34.5	$27.2
Net income per common share - basic and diluted	$0.42	$0.32
Weighted average shares outstanding - (in thousands)
Basic	81,573	85,514
Diluted	81,607	85,659

(1)	The table below reflects adjustments to income from operations in both the three months ended March 31, 2009, and 2008, to exclude unusual items.

	Three Months Ended March 31,
	2009	2008
	($ in millions)
Income from operations	$64.2	$46.9
Plan settlement / curtailment amendment	1.3	(7.2)
Adjusted income from operations	$65.5	$39.7

Dresser-Rand Group Inc.
Consolidated Segment Data

	Three months ended March 31,
	2009	2008
	(unaudited; $ in millions)
Revenues
New units	$278.4	$149.5
Aftermarket parts and services	230.5	214.3
Total revenues	$508.9	$363.8
Gross profit
New units	$47.5	$25.3
Aftermarket parts and services	89.6	80.4
Total gross profit	$137.1	$105.7
Operating income
New units	$25.2	$9.2
Aftermarket parts and services	58.9	50.0
Unallocated	(19.9)	(12.3)
Total operating income	$64.2	$46.9
Bookings
New units	$109.4	$339.0
Aftermarket parts and services	246.4	236.7
Total bookings	$355.8	$575.7
Backlog - ending
New units	$1,663.4	$1,779.6
Aftermarket parts and services	424.2	342.7
Total backlog	$2,087.6	$2,122.3

Dresser-Rand Group Inc.
Consolidated Balance Sheet

	March 31,	December 31,
	2009	2008
	(Unaudited; $ in millions, except share amounts)
Assets
Current assets
Cash and cash equivalents	$160.0	$147.1
Accounts receivable, less allowance for losses of $12.5 at 2009 and $11.6 at 2008	294.9	366.3
Inventories, net	363.4	328.5
Prepaid expenses	42.2	43.4
Deferred income taxes, net	22.3	22.5
Total current assets	882.8	907.8
Property, plant and equipment, net	246.5	250.3
Goodwill	418.9	429.1
Intangible assets, net	434.5	441.6
Other assets	22.4	23.4
Total assets	$2,005.1	$2,052.2

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$384.6	$430.9
Customer advance payments	281.0	275.0
Accrued income taxes payable	27.9	30.2
Loans payable	0.2	0.2
Total current liabilities	693.7	736.3
Deferred income taxes	21.3	22.9
Postemployment and other employee benefit liabilities	108.5	135.3
Long-term debt	370.0	370.1
Other noncurrent liabilities	27.6	27.4
Total liabilities	1,221.1	1,292.0
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; and, 82,417,324 and 81,958,846 shares issued and outstanding, respectively	0.8	0.8
Additional paid-in capital	386.4	384.6
Retained earnings	461.8	427.3
Accumulated other comprehensive loss	(65.0)	(52.5)
Total stockholders' equity	784.0	760.2
Total liabilities and stockholders' equity	$2,005.1	$2,052.2

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flows

	Three months ended March 31,
	2009	2008
	(unaudited; $ in millions)
Cash flows from operating activities
Net income	$34.5	$27.2
Adjustments to arrive at net cash provided by operating activities
Depreciation and amortization	12.3	12.4
Deferred income taxes	(0.4)	3.0
Stock-based compensation	1.9	0.5
Amortization of debt financing costs	0.8	0.8
Provision for losses on inventory	0.9	0.4
Plan settlement / curtailment amendment	(0.2)	(7.2)
Loss on sale of property, plant and equipment	0.2	-
Working capital and other
Accounts receivable	63.6	54.5
Inventories	(37.1)	4.3
Accounts payable and accruals	(38.3)	(19.1)
Customer advances	8.0	(13.5)
Other	(22.8)	(9.5)
Net cash provided by operating activities	23.4	53.8
Cash flows from investing activities
Capital expenditures	(7.0)	(6.0)
Proceeds from sales of property, plant and equipment	1.0	0.2
Net cash used in investing activities	(6.0)	(5.8)
Cash flows from financing activities
Payments of long-term debt	(0.1)	(0.1)
Net cash used in financing activities	(0.1)	(0.1)
Effect of exchange rate changes on cash and cash equivalents	(4.4)	4.7
Net increase in cash and cash equivalents	12.9	52.6
Cash and cash equivalents, beginning of the period	147.1	206.2
Cash and cash equivalents, end of period	$160.0	$258.8